EXHIBIT 4.89

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into on August 20, 2019 in Beijing, by and between:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Registered Address: 3/F, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B:	Shanshan Cui
ID Card No.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (“PRC”); and

2.	Party B is a Chinese citizen holding 0.5% equity interests of Beijing Baidu Netcom Science Technology Co., Ltd. (“Baidu Netcom”);

NOW, THEREFORE, Party A and Party B, through friendly negotiations, agree as follows and intend to be bound hereby:

1.	In accordance with the terms and conditions of this Agreement, Party A agrees to provide to Party B, and Party B agrees to accept, a loan in an aggregate amount of RMB67,106,400.

2.	Party B confirms the receipt of such loan and has applied the entirety of such loan toward payment of its subscribed contribution in Baidu Netcom.

3.

The term of the loan under this Agreement shall commence on the date Party B receives such loan to the date 10 years from the execution of this Agreement, which may be extended upon mutual written consent of the Parties. During the term of the loan or the extended term of the loan, Party A has the right to cause the loan to become due immediately by written notice, and require Party B to repay the loan in accordance to this Agreement if:

(1)	Party B resigns from or is dismissed by Party A or any of its affiliates;

(2)	Party B is dead, without civil legal capacity or with limited civil legal capacity;

(3)	Party B engages in criminal act or is involved in criminal activities;

(4)	Any third party files a claim against Party B that exceeds RMB100,000; or

(5)

Subject to compliance with the laws of the PRC, Baidu, Inc. or a person designated by Baidu, Inc. is permitted to invest in Baidu Netcom to conduct internet information service business, value-added telecommunication business and other business, and Baidu, Inc. has issued a written notice relating to the equity purchase of Baidu Netcom to Party B pursuant to the provisions of the Exclusive Equity Purchase and Transfer Option Agreement mentioned in article 4 hereof, to exercise the option.

4.

It is agreed and acknowledged that, subject to and to the extent permitted by the laws of the PRC, Baidu, Inc., as the holding company of Party A, shall have the right but no obligation to purchase or nominate any other person (including any natural person, legal entity or other entity) to purchase all or any part of the equity interests in Baidu Netcom held by Party B (the “Option”), provided that Baidu, Inc. shall issue a written notice to Party B to exercise the Option. Upon Baidu, Inc.’s issuance of such written notice, Party B shall, as requested and instructed by Party A, immediately transfer all of its equity interests in Baidu Netcom to Baidu, Inc. or any of its nominees at the original investment price (the “Original Investment Price”) or any other price acceptable to Baidu, Inc. required under applicable laws. It is agreed and acknowledged that upon exercising the Option by Baidu, Inc., if the lowest price of the equity interests permitted under applicable laws is higher than the Original Investment Price, the price payable by Baidu, Inc. or any of its nominees shall be the lowest price permitted under applicable laws. The Parties agree to enter into an Exclusive Equity Purchase and Transfer Option Agreement with respect to the foregoing in this Article 4.

5.

It is agreed and acknowledged that Party B shall repay the loan only as follows: upon its maturity and at the request of Party A in writing, the loan provided hereunder shall be repaid by Party B (or any of its heirs, successors or assigns) with the proceeds from transfer of its equity interests in Baidu Netcom to Baidu, Inc. or any of its nominees to the extent permitted under the PRC laws, or otherwise agreed by the Parties.

6.

It is agreed and acknowledged that in connection with transfer of the equity interests by Party B to Baidu, Inc. or any of its nominees upon maturity of the loan, if the proceeds from such transfer are legally required to or otherwise exceed the principal of the loan, Party B agrees to pay such excess amount, net of any individual income tax and other taxes and fees payable by Party B, to Baidu, Inc. or any of its nominees at sole decision of Baidu, Inc. to the extent permissible by the law.

7.	It is agreed and acknowledged that Party B shall not be deemed to have fulfilled its obligations under this Agreement until:

(1)	Party B has transferred all his equity interests in Baidu Netcom to Baidu, Inc. and/or any of its nominees; and

(2)	Party B has paid the proceeds from such transfer to Party A under Articles 5 and 6 of this Agreement.

8.

To secure performance of its obligations under this Agreement, Party B agrees to pledge all of its equity interests in Baidu Netcom to Party A (the “Equity Pledge”). It is acknowledged that an Equity Pledge Agreement in respect of the foregoing in this Article 8 has been made as of August 20, 2019.

9.	Party A hereby represents and warrants to Party B that, as of the execution date of this Agreement:

(1)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of the PRC;

(2)

Party A has the right to execute and perform this Agreement. The execution and performance by Party A of this agreement comply with its business scope, Articles or other institutional documents, and Party A has obtained all necessary and appropriate approvals and authorizations in connection with the execution and performance of this Agreement;

(3)	The principal of the loan to Party B is legally owned by Party A;

(4)

The execution and performance of this Agreement by Party A does not violate any law, regulation, approval, authorization, notice or other governmental document by which it is bound or affected, or any agreement between Party A and any third party, or any promise made by Party A to a third party; and

(5)	This Agreement, once executed, shall constitute a legal, valid and enforceable obligations of Party A.

10.	Party B hereby represents and warrants to Party A that, from the execution date of this agreement until this Agreement terminates:

(1)	Baidu Netcom is a limited liability company incorporated and validly existing under the laws of the PRC and Party B is the legal holder of the equity interest of Baidu Netcom;

(2)

Party B has the right to execute and perform this Agreement. The execution and performance by Party B of this Agreement comply with its business scope, Articles or other institutional documents, and Party B has taken necessary actions to obtain all necessary and appropriate approvals and authorizations;

(3)

The execution and performance of this Agreement by Party B does not violate any law, regulation, approval, authorization, notice or other governmental document by which it is bound or affected, or any agreement between Party B and any third party, or any promise made by Party B to a third party;

(4)	This Agreement, once executed, shall constitute a legal, valid and enforceable obligation of Party B;

(5)	Party B has paid contribution in full for the equity interests he holds in Baidu Netcom in accordance with applicable laws and regulations;

(6)

Unless otherwise provided under the Equity Pledge Agreement and the Exclusive Equity Purchase and Transfer Option Agreement, Party B does not create any mortgage, pledge or other security over his equity interest in Baidu Netcom, make any offer to a third party to transfer his equity, make acceptance for the offer to a third party to purchase his equity, or execute any agreement with a third party to transfer his equity;

(7)	There are no pending or potential disputes, litigation, arbitration, administrative proceedings or other legal proceedings in connection with the equity interests of Baidu Netcom held by Party B; and

(8)	Baidu Netcom has completed all necessary governmental approvals, licenses, registrations and filings.

11.	Party B undertakes, during the term of this Agreement:

(1)

not to sell, transfer, pledge or otherwise dispose of his equity interests or other interests in Baidu Netcom, nor to allow the creation of any other security interest over his equity interests without the prior written consent of Party A, except pledges or other rights created for the benefit of Party A;

(2)

not to vote for, support or execute any shareholder resolutions at Baidu Netcom’s shareholder’s meetings that permit the sale, transfer, pledge or other disposal of, or the creation of any other security interest on, any of his legal or beneficiary equity interests without the prior written consent of Party A, except those made to Party A or its designated person;

(3)

not to vote for, support or execute any shareholder resolutions at Baidu Netcom’s shareholder meetings that permit Baidu Netcom to merge or combine with, or acquire or invest in, any person without Party A’s prior written consent;

(4)	to promptly inform Party A of any pending or threatened litigation, arbitration or administrative proceeding relating to the equity interests of Baidu Netcom;

(5)

to execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain his ownership of equity interests in Baidu Netcom;

(6)	to refrain from any act and/or omission that may materially affect the assets, business and liabilities of Baidu Netcom without the prior written consent of Party A;

(7)	to appoint any person nominated by Party A as director/executive director of Baidu Netcom, upon Party A’s request;

(8)

in connection with Party A’s exercise of the subscription right provided hereunder, to transfer promptly and unconditionally all equity interests in Baidu Netcom held by Party B to Party A and/or its designated person, to the extent and within the scope permissible under the laws of the PRC;

(9)	not to request Baidu Netcom to distribute dividends or profits to it;

(10)	once Party B transfers the equity interests in Baidu Netcom to Party A or any of its nominees, to pay all proceeds from such transfer to Party A under Articles 5 and 6 of this Agreement;

(11)

to strictly comply with the terms of this Agreement, perform the obligations under this Agreement, and refrain from any act or omission that suffices to affect the validity and enforceability of this Agreement.

12.	Party B, as the shareholder of Baidu Netcom, undertakes to cause Baidu Netcom, during the term of this Agreement:

(1)

not to supplement, amend or modify its articles of association, or increase or decrease its registered capital, or to change its capital structure in any form without the prior written consent of Party A;

(2)	to maintain its existence and handle matters prudently and affectively consistent with good financial and business standards and practices;

(3)

not to sell, transfer, mortgage or otherwise dispose of, nor to permit the creation of any other security interest on, any of its legal or beneficial interests in its assets, business or income without the prior written consent of Party A, at any time as of the date of this Agreement;

(4)

not to incur, succeed, guarantee or permit the existence of any liabilities without the prior written consent of Party A, except the liabilities (i) arising from the ordinary or day-to-day course of business, rather than through Party B; and (ii) disclosed to Party A or approved by Party A in writing;

(5)	to operate all businesses on a continued basis and maintain the value of its assets;

(6)

not to execute any material contracts (for the purpose of this item, a contract will be deemed material if its value exceeds RMB500,000) without the prior written consent of Party A, other than those executed during the ordinary course of business;

(7)	to provide all information about its operations and financial affairs at Party A’s request;

(8)	not to merge or combine with, acquire or invest in, any other person without the prior written consent of Party A;

(9)

not to distribute dividends to the shareholders in any way without the prior written consent of Party A, and upon Party A’s request, to promptly distribute all distributable profits to the shareholders;

(10)	to promptly inform Party A of any pending or threatened litigation, arbitration or administrative proceeding relating to its assets, business or revenue;

(11)

to execute all necessary or appropriate documents, take all necessary or appropriate actions and bring all necessary or appropriate lawsuits or make all necessary and appropriate defenses against all claims in order to maintain its ownership of its assets; and

(12)

to strictly comply with the terms of the Exclusive Technology Services Agreement dated March 1, 2004, the Supplement to the Exclusive Technology Services Agreement dated August 9, 2004, and the Exclusive Technology Consulting and Services Agreement, each by Baidu Netcom and Party A (collectively, the “Services Agreements”) and other agreements, duly perform its obligations thereunder, and refrain from any act or omission that could affect the validity and enforceability thereof.

13.

This Agreement shall be binding on, and only for the benefits of, all parties hereto and their respective successors and assignees. Without prior written consent of Party A, Party B shall not transfer, pledge or otherwise assign any of its rights, interests or obligations hereunder.

14.

Party B agrees that Party A may assign its rights and obligations hereunder to a third party by a written notice to Party B when it considers necessary. No further consent from Party B is required for such transfer.

15.	The execution, validity, interpretation, performance, amendment, termination and dispute resolution of this Agreement are governed by the laws of the PRC.

16.	Arbitration

(1)

Both Parties shall strive to settle any dispute, conflicts, or claims arising from the interpretation or performance (including any issue relating to the existence, validity and termination) of this Agreement through friendly consultation. In case no settlement can be reached within thirty (30) days after one party requests for settlement, any party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its then-current rules at the time of application. The arbitration award shall be final and conclusive and binding upon the Parties.

(2)	The arbitration shall take place in Beijing.

(3)	The arbitration language shall be Chinese.

17.

This Agreement shall be concluded as of the date of execution, and the Parties agree and confirm that the terms and conditions of this Agreement will become effective from the date when Party B receives the loan and end on the date when each Party has completed its obligations hereunder.

18.	Party B shall not terminate or revoke this Agreement under any circumstances unless (i) Party A commits a gross negligence, fraud, or other material misconduct; or (ii) upon Party A’s bankruptcy.

19.

This Agreement shall not be amended or modified without the written consent of the Parties hereto. Any matters not agreed upon in this Agreement may be supplemented by all Parties through the execution of a written agreement. The above amendments, modifications, supplements and any attachment of this Agreement shall be integral parts of this Agreement.

20.

This Agreement constitutes the entire agreement of the Parties with respect to the transaction herein and supersedes and replaces all prior verbal discussions and written agreements between the Parties.

21.	This Agreement is severable. The invalidity or unenforceability of any one clause shall not affect the validity or enforceability of other clauses herein.

22.

Each Party shall strictly protect the confidentiality of information concerning the other Party’s business, operation, financial situation or other confidential information obtained under this Agreement or during the performance of this Agreement.

23.

Any obligation that is incurred or becomes due before the expiration or early termination of this Agreement shall survive such expiration or early termination. Articles 15, 16, and 22 shall survive termination of this Agreement.

24.	This Agreement shall be executed in two counterparts, and each Party shall hold one counterpart. Both counterparts shall have the same legal effect.

(No Text Below)

(Signature page only)

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be duly executed by its legal or authorized representative on its behalf as of the date first written above.

Party A:

Baidu Online Network Technology (Beijing) Co., Ltd. (seal)

Signature:	/s/ Shanshan Cui
Legal representative/authorized representative

Party B:

Shanshan Cui

Signature:	/s/ Shanshan Cui